February 19, 2019

David Rockvam
Chief Financial Officer
Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, TX 75204-2960

       Re: Zix Corporation
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 7, 2018
           Form 10-Q for the Quarterly Period Ended September 30, 2018 Filed November 7, 2018
           File No. 000-17995

Dear Mr. Rockvam:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services